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                                                                    Exhibit 23.4
                        INDEPENDENT ACCOUNTANTS' CONSENT

   We hereby consent to the use in this joint proxy statement-prospectus of Curis, Inc. of our report dated February 15, 2000, relating to the financial statements of Ontogeny, Inc., which appears in such joint proxy statement-prospectus. We also consent to the references to us under the headings "Experts" and "Ontogeny Selected Financial Data" in such joint proxy statement-prospectus.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 10, 2000